As filed with the Securities and Exchange Commission on September 2, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

USANA HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Utah	87-0500306
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

3838 West Parkway Blvd.
Salt Lake City, Utah 84120
(Address of principal executive offices) (Zip Code)

USANA Health Sciences 401(k) Plan
(Full title of the Plan)

Gilbert A. Fuller
Senior Vice President and Chief Financial Officer
USANA Health Sciences, Inc.
3838 West Parkway Blvd.
Salt Lake City, Utah 84120
(Name and address of agent for service)

(801) 954-7100
(Telephone number, including area code, of agent for service)

copy to:
Wayne D. Swan
Durham, Jones & Pinegar
Professional Corporation
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
(801) 415-3000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.001 par value (1)	200,000	$50.36(2)	$10,072,000	$1,185.47

(1)                                  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the USANA Health Sciences 401(k) Plan described herein.

(2)                                  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high $51.22 and low $49.50 selling prices per share of the Registrant’s Common Stock on August 29, 2005, as reported by the NASADAQ National Market System, or $50.36.

(3)                                  Calculated at a rate of $117.70 per $1,000,000 pursuant to SEC Fee Rate Advisory #6 for Fiscal Year 2005.

(4)                                  Proposed sale to take place from time to time after the effective date of the Registration Statement.

PART I

Item 1.  Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8.  The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.  Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8.  The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.

PART II

Item 3.  Incorporation of Documents by Reference

USANA Health Sciences, Inc. (the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

A.                                   The Company’s annual report on Form 10-K filed with the Commission on March 15, 2005 for the year ended January 1, 2005;

B.                                     The Plan’s annual report on Form 11-K filed with the Commission on September 2, 2005 for the year ended December 31, 2004;

C.                                     The Company’s quarterly report on Form 10-Q filed with the Commission on May 12, 2005 for the quarter ended April 2, 2005;

D.                                    The Company’s quarterly report on Form 10-Q filed with the Commission on August 8, 2005 for the quarter ended July 2, 2005;

E.                                      The Company’s current reports on Form 8-K filed with the Commission on April 25 and May 5; and

F.                                      The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10 (File No. 0-21116) effective April 16, 1993, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement (other than information furnished under either 2.02 or 7.01 of any current report on Form 8-K) and are a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 16-10a-841 of the Utah Revised Business Corporation Act (the “UBCA”) allows a Utah corporation to provide in its articles of incorporation or by shareholder resolution or in its bylaws for the elimination or limitation of personal liability of a director to the corporation or to its shareholders for monetary damages for any action or omission, as a director, except (i) liability for a financial benefit received by a director to which he was not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) an unlawful distribution to shareholders in violation of the UBCA, and (iv) intentional violation of criminal law.

Section 16-10a-902 of the UBCA provides that a Utah corporation may indemnify any individual made a party to a proceeding because he or she is or was a director, against liability incurred in the proceeding, if: (a) the director’s conduct was in good faith, (b) the director reasonably believed that his or her conduct was in, or not opposed to, the corporation’s best interests; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe such conduct was unlawful; provided, however, that a corporation may not indemnify a director under Section 16-10a-902 if the director was adjudged liable to the corporation in proceeding by or in the right of the corporation or adjudged liable for deriving an improper personal benefit.  All indemnification is limited to reasonable expenses only

Section 16-10a-903 of the UBCA provides that, unless limited by its articles of incorporation, a Utah corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which the director was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection with the proceeding or claim with respect to which the director has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 16-10a-905 of the UBCA provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

Under Section 16-10a-904 of the UBCA, a Utah corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his or her good faith belief that the director has met the applicable standard of conduct, provides a written undertaking personally binding the director to pay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making a determination would not preclude indemnification.  The director’s undertaking need not be secured and may be accepted without reference to financial ability to make repayment. Section 16-10a-906 prohibits a corporation from making any discretionary indemnification, payment or reimbursement of expenses unless a determination has been made that the director has met the applicable standard of conduct.

The determination required under Sections 16-10a-904 and 16-10a-906 of the UBCA must be made as follows: (1) by a majority vote of a quorum of the board of directors who are not parties to the proceeding; (2) if a quorum cannot be obtained as contemplated by (1), above, by a majority vote of a committee of two or more members of the board of directors who are not parties to the proceeding and are designated by the board of directors; (3) by special legal counsel selected by a quorum of the board of directors or its committee composed of persons determined in the manner prescribed in (1) or (2), above, or if a disinterested quorum of the board of directors or committee is not possible, then selected by a majority vote of the full board of directors, or (4) by a majority of the shareholders entitled to vote by person or proxy at a meeting.

Section 16-10a-907 of the UBCA provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as a director, (ii) a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Section 16-10a-908 of the UBCA provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him or her against the same liability under Sections 902, 903 or 907 of the UBCA.

Section 16-10a-909 of the UBCA provides that a provision treating a corporation’s indemnification of or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its stockholders or board of directors or in a contract, (except an insurance policy), or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Revised Act. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

The Registrant’s Bylaws provide that the Registrant [shall, to the fullest extent permitted, and in the manner required by the laws of the State of Utah, indemnify an individual made, or threatened to be made a party to a proceeding because he is or was a director, officer, employee or agent of the Registrant or of another enterprise at the request of the Registrant.]

The Registrant’s Amended and Restated Articles of Incorporation provide that [to the fullest extent permitted by the Revised Act, no director shall be liable to the Registrant or its shareholders for monetary damages. In addition, the Registrant is authorized to indemnify directors and officers of the Registrant to the fullest extent permitted under applicable law.]

In addition to the foregoing, the Registrant maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Registrant.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number	Exhibit

4.1	Articles of Incorporation of the Company, as amended to date [Incorporated herein by reference to Registrant’s Registration Statement on Form 10 (File No. 0-21116) effective April 16, 1993.]
4.2	USANA Health Sciences 401(k) Summary Plan Description.
5.1	Opinion and Consent of Durham, Jones & Pinegar, P.C. as to the legality of the issuance of Common Stock offered hereby.

5.2	Internal Revenue Service Determination Letter.
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Tanner LC, Independent Registered Public Accounting Firm.
23.3	Consent of Durham, Jones & Pinegar, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages to this Registration Statement).

Item 9.  Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to
Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on this second day of September, 2005.

USANA HEALTH SCIENCES, INC.

By:	/s/ GILBERT A. FULLER
Gilbert A. Fuller
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

Each person whose signature appears below does hereby constitute and appoint Myron W. Wentz, David A. Wentz and Gilbert A. Fuller, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agents to act for him in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-8 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MYRON W. WENTZ	Chairman of the Board and Chief Executive	September 2, 2005
Myron W. Wentz, PhD	Officer (Principal Executive Officer)

/s/ GILBERT A. FULLER	Senior Vice President and Chief Financial	September 2, 2005
Gilbert A. Fuller	Officer (Principal Financial Officer and
Principal Accounting Officer)

/s/ RONALD POELMAN	Director	September 2, 2005
Ronald Poelman

/s/ ROBERT ANCIAUX	Director	September 2, 2005
Robert Anciaux

Signature	Title	Date

/s/ JERRY MCCLAIN	Director	September 2, 2005
Jerry McClain

Pursuant to the requirements of the Securities Act of 1933, the administrator of the USANA Health Sciences 401(k) Plan has duly caused this Registration Statement to be signed on the Plan’s behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on this second day of September, 2005.

USANA Health Sciences 401(k) Plan

By:	/s/ JILL CHRISTOPHERSON
Jill Christopherson
Plan Administrator

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Articles of Incorporation of the Company, as amended to date [Incorporated herein by reference to Registrant’s Registration Statement on Form 10 (File No. 0-21116) effective April 16, 1993.]
4.2	USANA Health Sciences 401(k) Summary Plan Description.
5.1	Opinion and Consent of Durham, Jones & Pinegar, P.C. as to the legality of the issuance of Common Stock offered hereby.
5.2	Internal Revenue Service Determination Letter.
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Tanner LC, Independent Registered Public Accounting Firm.
23.3	Consent of Durham, Jones & Pinegar, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages to this Registration Statement).